Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	acegroup.com @ACEGroup

NEWS RELEASE

ACE Reports First Quarter Operating Income of $745 Million or

$2.25 per Share, P&C Combined Ratio of 88.4% and Operating

Return on Equity of 10.8%

•	Global P&C net premiums written, which exclude Agriculture, up 5% in constant dollars

•	P&C underwriting income of $402 million, up 7.8% in constant dollars

•	Net investment income of $551 million

•	Operating cash flow of $1.1 billion

•	Unfavorable foreign currency movement negatively impacted operating income by $20 million, or $0.06 per share, compared with the prior year, reduced Global P&C net premiums written growth by five percentage points and reduced book value by $441 million in the quarter

Zurich — April 21, 2015 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended March 31, 2015, of $2.05 per share, compared with $2.14 per share for the same quarter last year.(1) Operating income was $2.25 per share, compared with $2.27 per share for the same quarter last year. Operating return on equity for the quarter was 10.8%. The property and casualty (P&C) combined ratio for the quarter was 88.4%. Book value and tangible book value per share increased 0.9% and 1.8%, respectively, from December 31, 2014. Book value and tangible book value per share now stand at $90.81 and $73.94, respectively. Excluding unfavorable foreign currency movement, book value per share and tangible book value per share increased 2.4% and 3.0%, respectively.

Year-over-year results were adversely impacted by foreign exchange in the period, as noted above, and a number of favorable items from the prior year that did not repeat. In the prior year, North American P&C underwriting income was favorably impacted by $25 million of premium-related items. Life underwriting income was favorably impacted in the prior year due to a non-recurring $6 million reserve adjustment. In addition, 2014 benefited from lower taxes of $16 million related to prior period development emerging in lower tax jurisdictions. These items and foreign exchange had a negative impact of $0.18 per share on operating income.

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ACE LIMITED NEWS RELEASE

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2015	2014	Change	2015	2014	Change

Operating income, net of tax	$745	$777	(4.2)%	$2.25	$2.27	(0.9)%
Adjusted net realized losses, net of tax	(64)	(43)	46.6%	(0.20)	(0.13)	53.8%

Net income	$681	$734	(7.2)%	$2.05	$2.14	(4.2)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE’s first quarter earnings per share were essentially flat with prior year – a good result for a global, dollar-based insurer. We overcame unfavorable foreign exchange movement and a number of favorable items from prior year to produce after-tax operating income of $745 million, or $2.25 per share. Our earnings benefited from excellent underwriting and investment income results, highlighted by a P&C combined ratio of 88.4% and investment income that was flat with prior year. We generated an operating ROE of nearly 11% while per share book and tangible book value grew 2.4% and 3%, respectively, in constant dollars. Foreign exchange negatively impacted per share book value by 1.5 points.

“Global P&C net premiums written grew 5% on a constant-dollar basis with the strong dollar taking about five percentage points off our company’s premium growth. We obviously have the headwinds of foreign exchange, an underwriting environment that continues to grow more competitive for our commercial P&C businesses, as well as low interest rates. Given our excellent diversification by product, geography and consumer segment, many areas of our business present attractive growth prospects, particularly in the U.S., Latin America and Asia, and as a result we expect our premium revenue growth for the balance of the year to be in the mid-single digits on a published basis.”

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ACE LIMITED NEWS RELEASE

Operating highlights for the quarter ended March 31, 2015, were as follows:

(in millions of U.S. dollars except for percentages)	1Q 2015	1Q 2014	Change

P&C

Net premiums written	$3,585	$3,691	(2.9)%

Net premiums written constant-dollar		$3,524	1.7%

Underwriting income	$402	$390	3.2%

Combined ratio	88.4%	88.8%

Current accident year underwriting income excluding catastrophe losses	$370	$381	(2.8)%

Current accident year combined ratio excluding catastrophe losses	89.3%	88.9%

Global P&C (excludes Agriculture)

Net premiums written	$3,497	$3,497	0.0%

Net premiums written constant-dollar		$3,330	5.0%

Underwriting income	$355	$421	(15.7)%

Combined ratio	89.5%	87.6%

Current accident year underwriting income excluding catastrophe losses	$355	$373	(5.1)%

Current accident year combined ratio excluding catastrophe losses	89.5%	89.0%

Agriculture

Net premiums written	$88	$194	(54.6)%

Underwriting income (loss)	$47	$(31)	NM

Combined ratio	26.4%	130.3%

Current accident year underwriting income excluding catastrophe losses	$15	$8	107.6%

Current accident year combined ratio excluding catastrophe losses	76.7%	88.9%

•	P&C net premiums earned increased 3.5% and Global P&C net premiums earned increased 4.8% in constant dollars.
•	The P&C expense ratio was 31.3%, compared with 31.1% last year. The Global P&C expense ratio, which excludes Agriculture, was 32.0% compared with 31.9% last year. The Agriculture expense ratio was (6.9)% compared with 5.7% last year.

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•	Total pre-tax and after-tax catastrophe losses including reinstatement premiums were $51 million (1.5 percentage points of the combined ratio) and $40 million, respectively, compared with $53 million (1.5 percentage points of the combined ratio) and $43 million, respectively, last year.
•	Favorable prior period development pre-tax and after-tax were $83 million (2.4 percentage points of the combined ratio) and $67 million, respectively, compared with $62 million (1.6 percentage points of the combined ratio) and $63 million, respectively, last year.
•	Operating cash flow was $1.1 billion.
•	Net loss reserves decreased $112 million in the quarter after adjusting for foreign exchange.
•	Net investment income was $551 million compared with $553 million last year. This quarter was negatively impacted by foreign currency movement of $7 million.
•	Net realized and unrealized losses pre-tax totaled $27 million. Net realized losses of $63 million included a loss of $57 million from derivative accounting related to variable annuity reinsurance. Net unrealized gains of $36 million included an unrealized gain of $444 million in the investment portfolio, partially offset by an unrealized foreign exchange loss of $421 million.
•	Operating return on equity was 10.8%. Return on equity computed using net income was 9.2%.
•	Share repurchases totaled $340 million, or approximately 3.0 million shares, during the quarter. The company has repurchased approximately 650,000 shares for $73 million through April 20, 2015.
•	Book value per share increased 0.9% to $90.81 from $90.02 at December 31, 2014. Excluding unfavorable foreign currency movement, book value per share increased 2.4%.
•	Tangible book value per share increased 1.8% to $73.94 from $72.61 at December 31, 2014. Excluding unfavorable foreign currency movement, tangible book value per share increased 3.0%.

Details of financial results by business segment are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended March 31, 2015, include:

•	Insurance – North American P&C: Net premiums written increased 0.8%. The combined ratio was 89.6% compared with 84.7%. The current accident year combined ratio excluding catastrophe losses was 87.9% compared with 87.1%. The prior year underwriting income was favorably impacted by two items that did not repeat totaling $25 million ($18 million after-tax), which includes $16 million ($12 million after-tax) due to lower excess of loss premiums ceded under the company’s 2014 catastrophe reinsurance program and a $9 million ($6 million after-tax) favorable settlement related to prior year state premium assessments. Excluding the impact of these items, the current accident year combined ratio excluding catastrophe losses was 87.9% compared with 88.5%.
•	Insurance – North American Agriculture: Net premiums written decreased 54.6% due to lower premium retention as a result of a timing difference in premium recognition between the fourth quarter of 2013 and the first quarter of 2014. Additionally, the premium-sharing formulas with the U.S. government resulted in a large positive true-up in 2014 due to the 2013 crop year loss estimates. The combined ratio was 26.4% compared with 130.3%. The current period included $33 million of favorable prior period development, compared with $38 million of unfavorable prior period development in the prior year. The current accident year combined ratio excluding catastrophe losses was 76.7% compared with 88.9% principally due to more favorable expense adjustments in the current period related to the 2014 crop year true-up with the government.
•	Insurance – Overseas General: Net premiums written increased 1.3%, or 11.0% on a constant-dollar basis. The combined ratio was 89.1% compared with 90.1%. The current accident year combined ratio excluding catastrophe losses was 90.3% compared with 90.5%.
•	Global Reinsurance: Net premiums written decreased 11.4%, or 9.1% on a constant-dollar basis. The combined ratio was 73.2% compared with 72.9%. The current accident year combined ratio excluding catastrophe losses was 75.5% compared with 75.1%.

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•	Life segment: Operating income was $66 million compared with $77 million. The decrease was primarily related to the runoff of the company’s life reinsurance business and a one-time prior year benefit in the company’s international life insurance business of $6 million (pre-tax and after-tax). International life insurance net premiums written and deposits collected increased 18.4% on a constant-dollar basis.

Please refer to the ACE Limited Financial Supplement, dated March 31, 2015, which is posted on the company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

ACE will hold its first quarter earnings conference call on Wednesday, April 22, 2015, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at www.acegroup.com or by dialing 888-523-1245 (within the United States) or 719-457-2657 (international), passcode 9701050. Please refer to the ACE Group website in the Investor Information section under Calendar of Events for details. A replay of the call will be available until Wednesday, May 6, 2015, and the archived webcast will be available for approximately one month. To listen to the replay, please dial 888-203-1112 (in the United States) or 719-457-0820 (international), passcode 9701050.

About ACE Group

ACE Group is one of the world’s largest multiline property and casualty insurers. With operations in 54 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE Limited, the parent company of ACE Group, is listed on the New York Stock Exchange (NYSE: ACE) and is a component of the S&P 500 index. Additional information can be found at: www.acegroup.com.

Investor Contact

Helen Wilson: (441) 299 9283; helen.wilson@acegroup.com

Media Contact

Jeffrey Zack: (212) 827 4444; jeffrey.zack@acegroup.com

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ACE LIMITED NEWS RELEASE

(1)	All comparisons are with the same period last year unless specifically stated.

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains and losses from these derivatives are reclassified to adjusted losses and loss expenses. The P&C combined ratio includes adjusted losses and loss expenses in the ratio numerator.

Underwriting income, P&C underwriting income, and Global P&C underwriting income are calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. P&C underwriting income also includes gains (losses) on crop derivatives. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and adjusted net realized gains (losses). Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Operating income or income excluding adjusted net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by the availability of market opportunities. In addition, we disclose operating income excluding the impact of foreign exchange in order to adjust for the distortive effects of fluctuations in exchange rates.

P&C combined ratio excluding catastrophe losses and PPD and current accident year P&C combined ratio excluding catastrophe losses exclude impacts of catastrophe losses and PPD. We believe this measure provides a better evaluation of our core underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

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Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life and Insurance – North American Agriculture segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the Insurance – North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

International life net premiums written and deposits collected, is adjusted to include deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Operating return on equity (ROE) or ROE calculated using operating income is an annualized financial measure. The ROE numerator includes income adjusted to exclude adjusted net realized gains (losses), net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using operating income is a useful measure as it enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. In addition, we disclose per share measures for book value and tangible book value that exclude the impact of foreign currency fluctuations during 2015 in order to adjust for the distortive effects of fluctuations in exchange rates.

Other income (expense) – operating excludes from consolidated Other income (expense) the portion of net realized gains and losses related to unconsolidated entities and gains and losses from fair value changes in separate account assets that do not qualify for separate account reporting under GAAP. Net realized gains (losses) related to unconsolidated entities is excluded from operating income in order to enhance the understanding of our core results of operations as they are heavily influenced by, and fluctuate in part according to market conditions.

See reconciliation of Non-GAAP Financial Measures on pages 22-24 in the Financial Supplement. These measures should not be viewed as a substitute for net income, return on equity, or effective tax rate determined in accordance with GAAP.

NM - not meaningful comparison

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ACE LIMITED NEWS RELEASE

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance including 2015 performance and growth opportunities, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE LIMITED NEWS RELEASE

ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31	December 31
	2015	2014

Assets
Investments	$63,894	$62,904
Cash	948	655
Insurance and reinsurance balances receivable	5,026	5,426
Reinsurance recoverable on losses and loss expenses	11,588	11,992
Other assets	16,942	17,271

Total assets	$98,398	$98,248

Liabilities
Unpaid losses and loss expenses	$37,326	$38,315
Unearned premiums	8,182	8,222
Other liabilities	23,188	22,124

Total liabilities	68,696	68,661

Shareholders’ equity
Total shareholders’ equity	29,702	29,587

Total liabilities and shareholders’ equity	$98,398	$98,248

Book value per common share	$90.81	$90.02

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ACE LIMITED NEWS RELEASE

ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended
	March 31
	2015	2014

Gross premiums written	$5,322	$5,374
Net premiums written	4,076	4,185
Net premiums earned	3,927	3,970
Losses and loss expenses	2,122	2,161
Policy benefits	142	114
Policy acquisition costs	707	728
Administrative expenses	554	535
Net investment income	551	553
Net realized gains (losses)	(89)	(104)
Interest expense	68	71
Other income (expense):
Gains (losses) from separate account assets	11	(6)
Other	(6)	23
Income tax expense	120	93

Net income	$681	$734

Diluted earnings per share:

Operating income	$2.25	$2.27
Net income	$2.05	$2.14

Weighted average diluted shares outstanding	331.7	342.0

P&C combined ratio
Loss and loss expense ratio	57.1%	57.7%
Policy acquisition cost ratio	17.4%	17.7%
Administrative expense ratio	13.9%	13.4%

P&C combined ratio	88.4%	88.8%

P&C underwriting income	$402	$390
Other income (expense) - operating	$(32)	$(28)

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended
	March 31
	2015	2014

Gross Premiums Written

Insurance – North American P&C	$2,125	$2,024
Insurance – North American Agriculture	128	234
Insurance – Overseas General	2,255	2,261
Global Reinsurance	292	333
Life	522	522

Total	$5,322	$5,374

Net Premiums Written

Insurance – North American P&C	$1,430	$1,418
Insurance – North American Agriculture	88	194
Insurance – Overseas General	1,794	1,771
Global Reinsurance	273	308
Life	491	494

Total	$4,076	$4,185

Net Premiums Earned

Insurance – North American P&C	$1,526	$1,487
Insurance – North American Agriculture	64	103
Insurance – Overseas General	1,637	1,612
Global Reinsurance	226	284
Life	474	484

Total	$3,927	$3,970

Operating Income (loss)

Insurance – North American P&C	$345	$411
Insurance – North American Agriculture	35	(25)
Insurance – Overseas General	241	239
Global Reinsurance	128	144
Life	66	77
Corporate	(70)	(69)

Total	$745	$777

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